As filed with the Securities and Exchange Commission on August 31, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HALL OF FAME RESORT & ENTERTAINMENT COMPANY

(Exact name of registrant as specified in its charter)

Delaware	84-3235695
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2626 Fulton Drive NW, Canton, Ohio	44718
(Address of Principal Executive Offices)	(Zip Code)

Hall of Fame Resort & Entertainment Company Amended 2020 Omnibus Incentive Plan

Inducement Restricted Stock Unit Award Agreement –Steier

Inducement Restricted Stock Unit Award Agreement –Langerman

(Full title of the plan)

Michael Crawford

Chief Executive Officer

2626 Fulton Drive NW

Canton, OH 44718

(330) 458-9176

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

J. Steven Patterson, Esq.
 Hunton Andrews Kurth LLP
 2200 Pennsylvania Ave NW
 Washington, DC 20037
 (202) 955-1500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Calculation of Registration Fee

Title of securities to be registered(1)	Amount to be registered(1)		Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee
Common stock, par value $0.0001 per share	4,000,000	(3)	$2.91	$11,640,000.00	$1,269.92
Common stock, par value $0.0001 per share	66,460	(4)	$2.91	$193,398.60	$21.10
Common stock, par value $0.0001 per share	131,694	(5)	$2.91	$383,229.54	$41.81
Total:	4,198,154		N/A	$12,216,628.14	$1,332.83

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”) also covers such additional securities as may hereinafter be offered or issued to prevent dilution resulting from any share split, share dividends, recapitalization or certain other capital adjustments.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on an average of the high and low prices of the common stock, par value $0.0001 per share (the “Common Stock”), of Hall of Fame Resort & Entertainment Company (the “Company”) as reported on the Nasdaq Global Select Market on August 24, 2021.

(3)	This Registration Statement covers the registration of 4,000,000 shares of Common Stock, which may be offered and sold upon the exercise or vesting of stock-based awards or the issuance of stock-based awards which may hereinafter be issued under the Hall of Fame Resort & Entertainment Company Amended 2020 Omnibus Incentive Plan.

(4)	Consists of 66,460 shares of Common Stock issuable upon vesting of restricted stock units granted to Olivia Steier, the Executive Vice President, Content Development/Distribution, on November 13, 2020.

(5)	Consists of 131,694 shares of Common Stock issuable upon vesting of restricted stock units granted to Scott Langerman, the Executive Vice President, Media Business Development, on November 13, 2020.

EXPLANATORY NOTE

Hall of Fame Resort & Entertainment Company (the “Company”) has prepared this registration statement on Form S-8 to register 4,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), for issuance under the Hall of Fame Resort & Entertainment Company Amended 2020 Omnibus Incentive Plan, as amended, formerly known as the GPAQ Acquisition Holdings, Inc. 2020 Omnibus Incentive Plan (the “Plan”). This Registration Statement additionally registers 66,460 shares of Common Stock issuable upon the vesting of a restricted stock unit award granted to Olivia Steier, Executive Vice President, Content Development/Distribution, on November 13, 2020, pursuant to the terms of a Restricted Stock Unit Award Agreement by and between the Company and Ms. Steier, dated as of November 13, 2020 (the “Steier Award Agreement”) as an inducement material to her entering into employment with the Company, and 131,694 shares of Common Stock issuable upon the vesting of a restricted stock unit award granted to Scott Langerman, the Executive Vice President, Media Business Development, on November 13, 2020, pursuant to the terms of a Restricted Stock Unit Award Agreement by and between the Company and Mr. Langerman, dated as of November 13, 2020 (the “Langerman Award Agreement”) as an inducement material to him entering into employment with the Company.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

The documents containing the information specified in this Part I will be delivered as required by Rule 428(b)(1). Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.*

*	As permitted by Rule 428 under the Securities Act this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. These documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission pursuant to the Securities Act, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference and made a part hereof:

(a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on March 10, 2021, as amended by Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2020, filed with the Commission on May 12, 2021 (File No. 001-38363);

(b) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the Commission on May 14, 2021 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the Commission on August 12, 2021 (File No. 001-38363);

(c)   The Company’s Current Reports on Form 8-K, filed with the Commission on February 3, 2021, February 16, 2021, April 29, 2021, May 14, 2021, June 4, 2021 and August 12, 2021 (in each case, excluding those portions furnished pursuant to Item 2.02 and Item 7.01, if applicable) (File No. 001-38363); and

(d) the description of our Common Stock contained in our Current Report on Form 8-K (File No. 001-38363), filed with the Commission on July 8, 2020, as updated by the description of our Common Stock contained in Exhibit 4.7 to Amendment No. 1 to Form 10-K/A for the year ended December 31, 2020, filed with the Commission on May 12, 2021 (File No. 001-38363), including any amendments or reports filed for the purpose of updating such description.

All reports and other documents that we file in accordance with Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered by this Registration Statement have been sold or that deregisters all securities covered hereby then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.  If any document that we file changes anything stated in this Registration Statement or in an earlier document that is incorporated into this Registration Statement, the later document will modify or supersede what is stated in this Registration Statement or the earlier document.  Unless expressly incorporated by reference into this Registration Statement, nothing in this Item 3 shall be deemed to incorporate information furnished by us on Form 8-K (pursuant to the requirements of Regulation FD or otherwise) that, pursuant to and in accordance with the rules and regulations of the Commission, is not deemed “filed” for purposes of the Exchange Act.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Officers and Directors

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Our Certificate of Incorporation provides for indemnification by us of our directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

We maintain standard policies of insurance under which coverage is provided (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as our directors and officers, and (2) to us with respect to payments which may be made by us to such officers and directors pursuant to any indemnification provision contained in our Certificate of Incorporation and Bylaws or otherwise as a matter of law.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Description

5.1	Opinion of Hunton Andrews Kurth LLP
23.1	Consent of Marcum LLP
23.2	Consent of Hunton Andrews Kurth LLP (included in Exhibit 5.1)
24.1	Power of Attorney (contained on the signature page of this Registration Statement)
99.1	Hall of Fame Resort & Entertainment Company Amended 2020 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K (File No. 001-38363), filed with the Commission on June 4, 2021)
99.2	Restricted Stock Unit Award Agreement, by and between Hall of Fame Resort & Entertainment Company and Olivia Steier, dated as of November 13, 2020
99.3	Restricted Stock Unit Award Agreement, by and between Hall of Fame Resort & Entertainment Company and Scott Langerman, dated as of November 13, 2020

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Canton, State of Ohio, on August 31, 2021.

HALL OF FAME RESORT & ENTERTAINMENT COMPANY

By:	/s/ Michael Crawford
	Name:	Michael Crawford
	Title:	Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, whose signature appears below, hereby constitutes and appoints Tara Charnes, Michael Crawford and Jason Krom, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments hereto in the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Michael Crawford	Chief Executive Officer and Chairman	August 31, 2021
Michael Crawford	(Principal Executive Officer)

/s/ Jason Krom	Chief Financial Officer	August 31, 2021
Jason Krom	(Principal Financial and Accounting Officer)

/s/ Anthony J. Buzzelli	Director	August 31, 2021
Anthony J. Buzzelli

/s/ David Dennis	Director	August 31, 2021
David Dennis

/s/ James J. Dolan	Director	August 31, 2021
James J. Dolan

/s/ Karl L. Holz	Director	August 31, 2021
Karl L. Holz

/s/ Stuart Lichter	Director	August 31, 2021
Stuart Lichter

/s/ Curtis Martin	Director	August 31, 2021
Curtis Martin

/s/ Mary Owen	Director	August 31, 2021
Mary Owen

/s/ Edward J. Roth III	Director	August 31, 2021
Edward J. Roth III

/s/ Lisa Roy	Director	August 31, 2021
Lisa Roy

/s/ Kimberly K. Schaefer	Director	August 31, 2021
Kimberly K. Schaefer